EXHIBIT 23.2 - CONSENT OF ACCOUNTANTS

Board of Directors
SUNBURST ACQUISITIONS I, INC.


         We consent to the incorporation by reference in the registration statement of Sunburst Acquisitions I, Inc. (the "Company") on Form S-8 of our report dated August 12, 1998 on the financial statements of the Company as of and for the year ended April 30, 1998, the initial period ended April 30, 1997, and the period from inception (February 25, 1997) to April 30, 1998, which report is included in the Company's Annual Report on Form 10-KSB (File No. 000-22661) and to references in such registration statement to our firm as experts in accounting and auditing.


/s/ Comiskey & Company
--------------------------
Comiskey & Company
Professional Corporation

Denver, Colorado
August 31, 1998